                                                                    Exhibit 11

             Continental Medical Systems, Inc. and Subsidiaries
                      Computation of Earnings per Share



                                     Three Months Ended     Six Months Ended
                                        December 31,            March 31,
                                       1993    1992 (1)     1993     1992 (1)
                                     ----------------------------------------
                                       (In thousands, except per share data)

Primary:

  Shares outstanding at beginning
   of period                           37,168    35,888      36,935     35,560
  Weighted average shares issued
   pursuant to:
    Employee benefit plans                 56       111         107        210
    Acquisition agreements                220        63         244        111
  Dilutive effect of outstanding
   stock options                          319     1,300         252      1,373
  Contingent shares issuable
   pursuant to acquisition
   agreements                             601       505         608        525
                                     --------  --------    --------   --------
  Weighted average number of shares
   and equivalent shares
   outstanding                         38,364    37,867      38,146     37,779
                                     ========  ========    ========   ========

  Net income                           $3,788    $9,996     $11,361    $19,091
  Additional goodwill amortization
   from contingent shares issuable
   pursuant to acquisition
   agreements                             (44)      (47)        (88)      (100)
  Adjusted net income used in        --------  --------    --------   --------
   primary calculation                 $3,744    $9,949     $11,273    $18,991
                                     ========  ========    ========   ========

  Net income per share and
   equivalent share                     $0.10     $0.26       $0.30      $0.50
                                     ========  ========    ========   ========


Fully Diluted:

  Weighted average number of shares
   and equivalent shares used in
   primary calculation                 38,364    37,867      38,146     37,779
  Additional dilutive effect of
   stock options                                                 31
  Assumed conversion of dilutive
   convertible debentures                 234       234         234        234
                                     --------  --------    --------   --------

  Fully diluted weighted average
   number of shares and equivalent
   shares outstanding                  38,598    38,101      38,411     38,013
                                     ========  ========    ========   ========


  Net income used in primary
   calculation                         $3,744    $9,949     $11,273    $18,991
  Adjustment for interest expense,
   net of related income tax
   benefits                                23        24          46         48
                                     --------  --------    --------   --------

  Adjusted net income used in fully
   diluted calculation                 $3,767    $9,973     $11,319    $19,039
                                     ========  ========    ========   ========

  Fully diluted net income per
   share and equivalent share           $0.10     $0.26       $0.29      $0.50
                                     ========  ========    ========   ========


(1) On February 23, 1993, CMS acquired Kron in a business combination accounted for as a pooling of interests. Accordingly, all share data at the beginning of the period has been restated to include the shares issued in the combination, and all financial results have been restated to include the financial results of Kron prior to February 23, 1993.